Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2009 EARNINGS

2010 Earnings Guidance Reaffirmed

Highlights
•	Fourth quarter earnings per diluted share of $0.49 in 2009 vs. $0.46 in 2008 and full-year earnings per diluted share of $2.06 in 2009 vs. $1.30 in 2008
•
Fourth quarter earnings per diluted share, excluding noted items, were $0.41 in 2009 vs. $0.48 in 2008 and full-year earnings per diluted share, excluding noted items, were $1.50 in 2009 vs. $1.68 in 2008

•	Domestic system-wide comparable sales decreased 0.5% for the quarter and were even for the year
•
International franchise system sales increased 18% for the quarter (13% excluding the impact of foreign currency exchange rates) and 14% for the year (24% excluding the impact of foreign currency exchange rates)

•	11 net Papa John’s worldwide unit openings during the quarter and 89 net openings during the year
•	Earnings guidance for 2010 reaffirmed at a range of $1.70 to $1.90 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (February 23, 2010) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $280.5 million for the fourth quarter of 2009, compared to revenues of $279.6 million in 2008. Net income for the fourth quarter of 2009 was $13.7 million, or $0.49 per diluted share (including after-tax income of $1.3 million, or $0.05 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity, and a gain of $1.0 million, or $0.03 per diluted share, from the finalization of certain income tax issues), compared to 2008 fourth quarter net income of $12.8 million, or $0.46 per diluted share (including after-tax income of $600,000, or $0.02 per diluted share, from the consolidation of BIBP, a gain of $1.2 million, or $0.04 per diluted share, from the finalization of certain income tax issues and an after-tax charge of $2.2 million, or $0.08 per diluted share, related to restaurant impairment and disposition losses).

Consolidated revenues for 2009 were $1.11 billion, representing a decrease of 2.3% from revenues of $1.13 billion for 2008. Net income for 2009 was $57.5 million, or $2.06 per diluted share (including after-tax income of $14.6 million, or $0.52 per diluted share, from the consolidation of BIBP and a gain of $1.0 million, or $0.04 per diluted share, from the finalization of certain income tax issues), compared to net income of $36.8 million, or $1.30 per diluted share, for 2008 (including a net loss of $6.9 million, or $0.24 per diluted share, from the consolidation of BIBP, a gain of $1.7 million or $0.06 per diluted share from the finalization of certain income tax issues and an after-tax charge of $5.5 million, or $0.20 per diluted share, related to restaurant impairment and disposition losses).

“Our system had a solid fourth quarter and a very good 2009 in a challenging consumer environment,” said Papa John’s founder, chairman and chief executive officer, John Schnatter. “The investments made in our system over the last 15 months, supported by a favorable commodities environment, helped drive positive transaction momentum and some of the most profitable unit economics in the history of our company.”

Non-GAAP Measures

Certain components of the financial information we present in this press release that exclude the impact of the consolidation of BIBP, the finalization of certain income tax issues and restaurant impairment and disposition losses are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the above-mentioned items is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of these items because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the financial results we present in this press release excluding the impact of the above-mentioned items to our GAAP financial measures for the fourth quarters and years ended December 27, 2009 and December 28, 2008.

	Fourth Quarter		Year Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
(In thousands, except per share amounts)	2009	2008	2009	2008

Pre-tax income, net of noncontrolling interests, as reported	$18,591	$19,435	$86,438	$56,776
(Gain) loss from BIBP cheese purchasing entity	(1,560)	(887)	(22,543)	10,540
Restaurant impairment and disposition losses (a)	-	3,747	-	8,818
Pre-tax income, net of noncontrolling interests, excluding noted items	$17,031	$22,295	$63,895	$76,134

Net income, as reported	$13,698	$12,776	$57,453	$36,796
(Gain) loss from BIBP cheese purchasing entity	(1,300)	(576)	(14,586)	6,851
Restaurant impairment and disposition losses (a)	-	2,222	-	5,496
Gain from finalization of certain income tax issues	(967)	(1,203)	(967)	(1,684)
Net income, excluding noted items	$11,431	$13,219	$41,900	$47,459

Earnings per diluted share, as reported	$0.49	$0.46	$2.06	$1.30
(Gain) loss from BIBP cheese purchasing entity	(0.05)	(0.02)	(0.52)	0.24
Restaurant impairment and disposition losses (a)	-	0.08	-	0.20
Gain from finalization of certain income tax issues	(0.03)	(0.04)	(0.04)	(0.06)
Earnings per diluted share, excluding noted items	$0.41	$0.48	$1.50	$1.68

Cash flow from operations, as reported			$100,913	$73,063
BIBP cheese purchasing entity			(22,543)	10,540
Cash flow from operations, excluding BIBP			$78,370	$83,603

(a)  Amounts were not significant in 2009.

Revenues Comparison

Consolidated revenues were $280.5 million for the fourth quarter of 2009, an increase of $800,000, or 0.3%, over the corresponding 2008 period. The change in revenues for the fourth quarter of 2009 was primarily due to the following:

•
Domestic company-owned restaurant sales decreased $4.8 million, reflecting the sale of 62 lower-performing company-owned restaurants to franchisees during the fourth quarter of 2008 and a decrease of 1.4% in comparable sales during the fourth quarter of 2009.

•	Variable interest entities restaurant sales increased $8.5 million due to the consolidation of two additional franchise entities, as compared to the corresponding period in 2008.
•	Franchise royalties increased $800,000 primarily due to an increase in the royalty rate (increased from 4.25% to 4.50% effective in September 2009).
•	Domestic commissary sales decreased $3.4 million due to decreases in the prices of certain commodities, primarily cheese and wheat, partially offset by an increase in volumes.
•	Other sales decreased $1.1 million due primarily to a decline in sales at our print and promotions subsidiary, Preferred Marketing Solutions.
•
International revenues increased $1.1 million reflecting increases in both the number and average unit volumes of our company-owned and franchised restaurants over the comparable period, partially offset by lower franchise and development fee revenue due to fewer franchise unit openings in the current year period.

Revenues were $1.11 billion for the full year of 2009, a decrease of $26.1 million, or 2.3%, as compared to the corresponding 2008 period. The decrease in revenues for the full year of 2009 was primarily due to the decline in commissary sales reflecting the price decrease in certain commodities, as noted above and a decline in sales at our print and promotions subsidiary. The decrease in company-owned restaurant sales due to the sale of 62 restaurants to franchisees in the fourth quarter of 2008 was substantially offset by the increase in variable interest entities restaurant sales due to the consolidation of two additional franchise entities, as noted above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the fourth quarter of 2009 was $18.6 million, compared to $19.4 million for the corresponding period in 2008. For the year ended December 27, 2009, pre-tax income, net of noncontrolling interests, was $86.4 million compared to $56.8 million for the corresponding period of 2008. Excluding the impact of the noted items in the previous table, fourth quarter 2009 pre-tax income, net of noncontrolling interests, was $17.0 million, a decrease of $5.3 million or 23.6%, from the 2008 comparable results of $22.3 million, and was $63.9 million for the year ended December 27, 2009, a decrease of $12.2 million, or 16.1%, from the 2008 comparable results of $76.1 million. An analysis of the changes in pre-tax income, net of noncontrolling interests, for the fourth quarter and full-year 2009, respectively (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased $800,000 and $14.9 million for the fourth quarter and full year ended December 27, 2009, respectively, comprised of the following (in thousands):

	Fourth Quarter			Year Ended
	Dec. 27,	Dec. 28,	Increase	Dec. 27,	Dec. 28,	Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)

Operating income, excluding impairment and disposition losses	$7,479	$7,556	$(77)	$35,551	$26,515	$9,036
Impairment and disposition losses (1)	(567)	(1,447)	880	(657)	(6,518)	5,861
Total segment operating income	$6,912	$6,109	$803	$34,894	$19,997	$14,897

(1)	Total 2008 impairment and disposition charges of $3.7 million for the quarter and $8.8 million for the year included $2.3 million of impairment charges reported in the International segment.

Income from operations, excluding impairment and disposition losses, was relatively flat for the fourth quarter of 2009 as compared to the prior year. The increase of $9.0 million in income from operations, excluding impairment and disposition losses, for the full-year period was primarily due to lower commodity costs and the sale of 62 restaurants in late 2008 that were collectively unprofitable.

Restaurant operating margins on an external basis were 19.9% and 21.8% for the fourth quarter and year ended December 27, 2009, respectively, compared to 19.9% and 18.5%, for the comparable 2008 periods. Excluding the impact of the consolidation of BIBP, restaurant operating margins were 19.6% and 20.7% for the fourth quarter and year ended December 27, 2009, respectively, compared to 19.7% and 18.9% in the prior comparable periods.

The restaurant impairment and disposition losses recorded in 2008 primarily relate to the above-mentioned sale of restaurants.

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $1.3 million and $800,000 for the fourth quarter and year ended December 27, 2009, respectively. The decline in operating income for the fourth quarter of 2009, as compared to the corresponding 2008 period, was primarily due to pricing reductions. The decline in our full-year 2009 results, as compared to the corresponding 2008 period, was primarily due to $800,000 of management transition costs and $400,000 of costs associated with the closing of one of our commissaries. The decline in our operating income from reductions in pricing was more than offset by a decline in fuel costs for 2009.

•
Domestic Franchising Segment. Domestic franchising operating income increased approximately $600,000 to $14.1 million for the fourth quarter 2009, as compared to the corresponding 2008 period, and increased approximately $100,000 to $53.7 million for the year ended December 27, 2009, as compared to the corresponding 2008 period. The increase for the fourth quarter was primarily due to an increase in franchise royalties resulting from a 0.25% increase in the royalty rate (the standard rate increased from 4.25% to 4.50% in September 2009). The impact of the increase in the royalty rate on domestic franchise operating income for the year ended December 27, 2009 was substantially offset by lower franchise and development fees due to fewer unit openings and $500,000 in franchise renewal fees collected in 2008 in connection with the domestic franchise renewal program. The impact of the increased royalty rate for 2009 was also offset partially by additional development incentive programs offered by the company in 2009. During the fourth quarter and full year ended December 27, 2009, incentive payments of $215,000 and $440,000, respectively, were made to certain franchisees under our 25th Anniversary development incentive program for opening new units in advance of previously scheduled dates.

•
International Segment. The operating loss for the international segment improved $2.2 million and $4.1 million for the fourth quarter and year ended December 27, 2009, respectively, comprised of the following (in thousands):

	Fourth Quarter			Year Ended
	Dec. 27,	Dec. 28,	Increase	Dec. 27,	Dec. 28,	Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)

Operating income, excluding goodwill
impairment and other charges	$(156)	$(441)	$285	$(2,586)	$(4,893)	$2,307
Goodwill impairment (a)	-	(2,300)	2,300	-	(2,300)	2,300
Other (b)	(366)	-	(366)	(464)	-	(464)
Total segment operating
loss	$(522)	$(2,741)	$2,219	$(3,050)	$(7,193)	$4,143

(a)	The goodwill impairment charge was associated with our United Kingdom operations.
(b)	Includes pre-opening costs associated with our commissary in the United Kingdom that is under construction and costs associated with the closure of a company-owned restaurant in China.

The improvement in operating losses, excluding goodwill impairment and other charges, for the fourth quarter and year ended December 27, 2009, reflects increased revenues due to growth in number of units and unit volumes internationally. The rate of year-over-year improvement declined in the last half of 2009 due to slowing sales and unit growth attributable to general worldwide economic conditions.

•
All Others Segment. Operating income for the “All others” reporting segment decreased approximately $1.8 million and $6.5 million for the fourth quarter and year ended December 27, 2009, respectively, as compared to the corresponding 2008 periods. The decrease for the fourth quarter was primarily due to a decline of $1.2 million in our online ordering system business and due to more favorable adjustments in the 2008 period in claims loss reserves associated with our inactive captive insurance program. The decrease for the year ended December 27, 2009 was primarily due to a $3.9 million decline in our online ordering system business, a $1.3 million decline at our print and promotions subsidiary, Preferred Marketing Solutions, and the previously mentioned favorable adjustments in claims loss reserves in 2008. The decline in the online ordering system business reflected a reduction in the online fee percentage in accordance with our previously disclosed agreement with the domestic franchise system to operate the online business at a break-even level beginning in 2009. The decline in profitability in the print and promotions business was due to lower sales in 2009, as compared to 2008, reflecting the challenging U.S. economic environment.

•
Unallocated Corporate Segment. Unallocated corporate expenses increased approximately $1.8 million and $13.6 million for the fourth quarter and year ended December 27, 2009, respectively, as compared to the corresponding periods in the prior year. The components of unallocated corporate expenses were as follows (in thousands):

	Fourth Quarter			Year Ended
	Dec. 27,	Dec. 28,	Increase	Dec. 27,	Dec. 28,	Increase
	2009	2008	(decrease)	2009	2008	(decrease)

General and administrative (a)	$4,189	$(974)	$5,163	$26,893	$16,372	$10,521
Net interest	1,065	1,317	(252)	4,251	4,961	(710)
Depreciation	2,233	2,017	216	8,684	7,770	914
Franchise support initiatives (b)	3,961	3,675	286	9,556	3,900	5,656
Provision (credit) for uncollectible
accounts and notes receivable (c)	(188)	3,491	(3,679)	1,172	4,082	(2,910)
Other expense (income)	(194)	(258)	64	(801)	(931)	130
Total unallocated corporate expenses	$11,066	$9,268	$1,798	$49,755	$36,154	$13,601

(a)	The increases in unallocated general and administrative expenses for the fourth quarter and full year ended December 27, 2009, were due to the following factors (in thousands):

	Fourth Quarter			Year Ended
	Dec. 27,	Dec. 28,	Increase	Dec. 27,	Dec. 28,	Increase
	2009	2008	(decrease)	2009	2008	(decrease)

Severance and other management
transition costs (1)	$-	$125	$(125)	$1,607	$125	$1,482
Short- and long-term incentive
compensation (2)	3,562	(1,785)	5,347	13,145	6,174	6,971
Litigation settlement	-	-	-	1,065	-	1,065
Sponsorship fees (3)	724	563	161	3,907	3,334	573
Other expense (income), net	(97)	123	(220)	7,169	6,739	430
Total unallocated general
and administrative expenses	$4,189	$(974)	$5,163	$26,893	$16,372	$10,521

(1)
In addition to routine management transition costs, the company implemented a reduction-in-force during the third quarter of 2009 in which 35 positions were eliminated, mostly in corporate support areas. Severance and related costs associated with the reduction-in-force were approximately $900,000, and this action is expected to reduce future general and administrative costs by approximately $2.6 million annually.

(2)
The increases were primarily due to 2008 reductions in equity-based compensation expense due to awards forfeited by former members of executive management upon resignation and a reduction in the expected payments under certain cash and equity-based compensation programs in 2008. Additionally, expected payments under certain 2009 incentive programs are higher in relation to improved performance versus targets.

(3)	The Sponsorship fees are primarily associated with certain nontraditional venues, such as Six Flags.

(b)	Franchise support initiatives primarily consist of discretionary contributions to the national marketing fund and other local advertising cooperatives.

(c)
The fourth quarter and full-year 2008 provisions for uncollectible accounts and notes receivable included a provision associated with our loan issued in connection with the 2006 sale of the Perfect Pizza operation and increased provisions for various loans to domestic franchisees.

The company recorded reductions in its customary income tax expense of $1.2 million ($1.0 million for Papa John’s and $200,000 for BIBP) in both the fourth quarter and full year of 2009, compared to $1.2 million and $1.7 million for the fourth quarter and full year of 2008, respectively, related to the finalization of certain income tax issues. The effective income tax rate was 25.2% and 32.1% for the fourth quarter and year ended December 27, 2009, respectively, as compared to 33.2% and 34.0% for the fourth quarter and year ended December 28, 2008, respectively (25.9% and 31.1%, excluding BIBP, for the fourth quarter and year ended December 27, 2009, respectively, and 33.2% and 34.1%, excluding BIBP, for the fourth quarter and year ended December 28, 2008, respectively).

Cash Flow

Net cash provided by operating activities was $100.9 million for the full-year 2009 as compared to $73.1 million for 2008. The consolidation of BIBP increased cash flow from operations by approximately $22.5 million in 2009 and decreased cash flow from operations by approximately $10.5 million in 2008. Excluding the impact of the consolidation of BIBP, cash flow from operations was $78.4 million in 2009, as compared to $83.6 million in the comparable period in 2008. The $5.2 million decrease in cash flow from operations, excluding the consolidation of BIBP, was primarily due to reductions in net income from operations, excluding impairment and disposition losses.

Our net debt position, defined as total debt less cash and cash equivalents, was $70.8 million at December 27, 2009, compared to $119.7 million at December 28, 2008.

Form 10-K Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the full year ended December 27, 2009.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the fourth quarter of 2009 decreased 0.5% (comprised of a 1.4% decrease at company-owned restaurants and a 0.2% decrease at franchised restaurants). Domestic system-wide comparable sales for the full-year 2009 were even (comprised of a 0.5% decrease at company-owned restaurants and a 0.1% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

 During the fourth quarter of 2009, 21 domestic franchised restaurants were opened and 42 domestic restaurants were closed (two company-owned and 40 franchised). During the full year of 2009, we opened 84 domestic restaurants (five company-owned and 79 franchised) and closed 95 restaurants (eight company-owned and 87 franchised). The 95 closures included 26 non-traditional units closed in connection with the termination of a third-party sponsorship arrangement. Our total domestic development pipeline as of December 27, 2009 included approximately 200 restaurants, a substantial majority of which are scheduled to open over the next four years.

At December 27, 2009, there were 3,469 domestic and international Papa John’s restaurants (614 company-owned and 2,855 franchised) operating in all 50 states and in 29 countries. The company-owned restaurants include 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
During the fourth quarter of 2009, we signed development agreements in Columbia (30 units), Morocco (20 units) and Chile (25 units). We anticipate opening our first restaurant in each of these countries during 2010.

•
During the fourth quarter of 2009, 43 international restaurants were opened (three company-owned and 40 franchised) while 11 international franchised restaurants were closed. For the full-year 2009, 132 international restaurants were opened (four company-owned and 128 franchised) while 32 international restaurants were closed (one company-owned and 31 franchised).

•
International franchise sales increased approximately 18% to $66.5 million in the fourth quarter of 2009, from $56.3 million in the comparable period in 2008 and increased approximately 14% to $251.8 million for the full-year 2009, from $221.0 million in the comparable period in 2008. Excluding the impact of foreign currency exchange rates, the increases in the fourth quarter and full-year 2009 would have approximated 13% and 24%, respectively.

As of December 27, 2009, there were 688 Papa John’s restaurants operating internationally (26 company-owned and 662 franchised), of which 220 were located in Korea and China and 142 were located in the United Kingdom and Ireland. Our total international development pipeline as of December 27, 2009 included approximately 1,200 restaurants, the substantial majority of which are scheduled to open over the next eight years.

Share Repurchase Activity

The company repurchased 1.0 million shares of its common stock at an average price of $22.52 per share, or a total of $23.5 million, during the fourth quarter of 2009, and repurchased 1.3 million shares at an average price of $21.59 per share, or a total of $28.5 million during all of 2009. A total of 14,000 and 612,000 shares of common stock were issued upon the exercise of stock options for the fourth quarter and full year ended December 27, 2009, respectively. Subsequent to year-end, through February 16, 2010, the company repurchased an additional $967,000 of common stock (43,000 shares at an average price of $22.61 per share). At February 16, 2010, $32.8 million remained available for repurchase under our current authorization.

 The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 27.7 million diluted weighted average shares outstanding for the fourth quarter of 2009, as compared to 27.6 million for the same period in 2008. Approximately 27.2 million actual shares of the company’s common stock were outstanding as of December 27, 2009.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.02 for the full year of 2009 (no impact for the fourth quarter).

2010 Earnings and Comparable Sales Guidance Reaffirmed

The company reaffirmed its previously issued guidance for 2010 domestic system-wide comparable sales of a range of negative 1% to positive 1% and for 2010 earnings per diluted share of a range of $1.70 to $1.90, excluding the impact of the consolidation of BIBP.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability of the company to pass along such increases in or sustained high costs to franchisees or consumers; the company is contingently liable for the payment of certain lease arrangements, approximating $5.8 million, involving our former Perfect Pizza operations that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 27, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for February 24, 2010 at 10:00 a.m. Eastern Time to review fourth quarter and full-year earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 95830124) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 95830124).

The conference call will be available for replay, including by downloadable podcast, beginning February 24, 2010, at approximately noon Eastern Time, through March 3, 2010, at midnight Eastern Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 95830124). International participants may dial 706-645-9291 (pass code 95830124).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Fourth Quarter		Year Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
(In thousands, except per share amounts)	2009	2008	2009	2008

Revenues	$280,478	$279,646	$1,106,033	$1,132,087

Income before income taxes, net of
noncontrolling interests*	$18,591	$19,435	$86,438	$56,776

Net income	$13,698	$12,776	$57,453	$36,796

Earnings per share - assuming dilution	$0.49	$0.46	$2.06	$1.30

Weighted average shares outstanding -
assuming dilution	27,679	27,639	27,909	28,264

EBITDA (1)	$28,301	$28,985	$124,279	$96,310

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	Fourth Quarter		Year Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
(in thousands)	2009	2008	2009	2008

Domestic company-owned restaurants (A)	$6,912	$6,109	$34,894	$19,997
Domestic commissaries	6,758	8,036	29,393	30,235
Domestic franchising	14,057	13,444	53,690	53,610
International (B)	(522)	(2,741)	(3,050)	(7,193)
All others	1,786	3,618	2,697	9,175
Unallocated corporate expenses	(11,066)	(9,268)	(49,755)	(36,154)
Elimination of intersegment profit	(52)	(49)	(218)	(332)
Income before income taxes, excluding VIEs	17,873	19,149	67,651	69,338
VIEs, primarily BIBP (2)	1,560	887	22,543	(10,540)
Less: noncontrolling interests	(842)	(601)	(3,756)	(2,022)
Total income before income taxes, net of
of noncontrolling interests	$18,591	$19,435	$86,438	$56,776

(A)	Includes pre-tax losses of $1.4 million and $6.5 million in the fourth quarter and year ended December 28, 2008, respectively, associated with restaurant impairment and disposition losses.
(B)	Includes a goodwill impairment charge of $2.3 million in both the fourth quarter and year ended December 28, 2008, associated with our PJUK operations.

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Fourth Quarter		Year Ended
	Dec. 27,	Dec. 28,	Dec. 27,	Dec. 28,
	2009	2008	2009	2008

EBITDA (1)	$28,301	$28,985	$124,279	$96,310
Income tax expense	(4,893)	(6,659)	(28,985)	(19,980)
Net interest	(1,220)	(1,704)	(5,085)	(6,688)
Depreciation and amortization	(8,490)	(7,846)	(32,756)	(32,846)
Net income	$13,698	$12,776	$57,453	$36,796

The company's free cash flow for the last two years is as follows (in thousands):

	Year Ended
	Dec. 27,	Dec. 28,
	2009	2008

Net cash provided by operating activities	$100,913	$73,063
Gain (loss) from BIBP cheese purchasing entity	(22,543)	10,540
Purchase of property and equipment	(33,538)	(29,271)
Free cash flow (3)	$44,832	$54,332

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated pre-tax income of approximately $1.6 million in the fourth quarter of 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $400,000 and $1.3 million, respectively, partially offset by interest expense on outstanding debt with a third party bank and Papa John’s during the fourth quarter. For the fourth quarter of 2008, BIBP reported pre-tax income of $900,000, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $300,000 and $1.0 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP generated pre-tax income of approximately $22.5 million for the year ended December 27, 2009, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $5.5 million and $18.1 million, respectively, partially offset by interest expense on debt outstanding with a third-party bank and Papa John’s during 2009. For the year ended December 28, 2008, BIBP reported a pre-tax loss of $10.5 million, which was composed of losses associated with cheese sold to domestic company-owned and franchised restaurants of approximately $2.1 million and $6.3 million, respectively. The remainder of the loss was due to interest expense on outstanding debt with a third-party bank and Papa John’s.

(3)
Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Years Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$125,124	$129,923	$503,818	$533,255
Variable interest entities restaurant sales	10,485	2,035	37,735	8,328
Franchise royalties	15,959	15,122	61,012	59,704
Franchise and development fees	69	239	519	1,600
Commissary sales	104,452	107,896	407,437	429,068
Other sales	13,346	14,493	54,045	61,415
International:
Royalties and franchise and development fees	3,448	3,414	13,244	12,868
Restaurant and commissary sales	7,595	6,524	28,223	25,849
Total revenues	280,478	279,646	1,106,033	1,132,087

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	27,079	28,420	100,863	120,545
Salaries and benefits	35,935	37,597	146,116	158,276
Advertising and related costs	11,660	11,814	45,593	48,547
Occupancy costs	7,876	8,446	31,685	34,973
Other operating expenses	17,682	17,767	69,946	72,349
Total domestic Company-owned restaurant expenses	100,232	104,044	394,203	434,690

Variable interest entities restaurant expenses	8,676	1,815	29,672	7,360

Domestic commissary and other expenses:
Cost of sales	88,400	91,169	341,775	363,042
Salaries and benefits	7,778	8,270	33,839	35,090
Other operating expenses	10,455	9,660	43,595	45,732
Total domestic commissary and other expenses	106,633	109,099	419,209	443,864

Loss (income) from the franchise cheese-purchasing program, net of minority interest	(1,343)	(1,039)	(18,079)	6,296
International operating expenses	6,519	5,464	24,356	22,822
General and administrative expenses	25,154	19,102	112,909	99,723
Other general expenses	5,464	11,575	15,728	19,000
Depreciation and amortization	8,490	7,846	32,756	32,846
Total costs and expenses	259,825	257,906	1,010,754	1,066,601

Operating income	20,653	21,740	95,279	65,486
Net interest	(1,220)	(1,704)	(5,085)	(6,688)
Income before income taxes	19,433	20,036	90,194	58,798
Income tax expense	4,893	6,659	28,985	19,980
Net income, including noncontrolling interests	14,540	13,377	61,209	38,818
Less: income attributable to noncontrolling interests	(842)	(601)	(3,756)	(2,022)
Net income, net of noncontrolling interests	$13,698	$12,776	$57,453	$36,796

Basic earnings per common share	$0.50	$0.46	$2.07	$1.31
Earnings per common share - assuming dilution	$0.49	$0.46	$2.06	$1.30

Basic weighted average shares outstanding	27,603	27,639	27,738	28,124
Diluted weighted average shares outstanding	27,679	27,639	27,909	28,264

Note:
The statements of income for the years ended December 27, 2009 and December 28, 2008 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 27,	December 28,
	2009	2008
	(Note)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$28,219	$10,987
Accounts receivable	22,144	23,775
Inventories	15,767	16,872
Prepaid expenses	9,113	9,797
Other current assets	3,748	5,275
Assets held for sale	-	1,540
Deferred income taxes	8,408	7,102
Total current assets	87,399	75,348

Investments	1,382	530
Net property and equipment	194,242	189,992
Notes receivable	8,643	7,594
Deferred income taxes	6,804	17,518
Goodwill	76,475	76,914
Other assets	22,150	18,572
Total assets	$397,095	$386,468

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,675	$29,148
Income and other taxes	5,854	9,685
Accrued expenses	54,241	54,220
Current portion of debt	-	7,075
Total current liabilities	88,770	100,128

Unearned franchise and development fees	5,668	5,916
Long-term debt, net of current portion	99,050	123,579
Other long-term liabilities	18,570	18,607
Total liabilities	212,058	248,230

Total stockholders' equity	185,037	138,238
Total liabilities and stockholders' equity	$397,095	$386,468

Note:
 The balance sheets at December 27, 2009 and December 28, 2008 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended
(In thousands)	December 27, 2009	December 28, 2008

Operating activities
Net income, net of noncontrolling interests	$57,453	$36,796
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant impairment and disposition losses	657	8,818
Provision for uncollectible accounts and notes receivable	2,242	5,769
Depreciation and amortization	32,756	32,846
Deferred income taxes	7,469	(3,608)
Stock-based compensation expense	5,817	2,564
Excess tax benefit related to exercise of non-qualified stock options	(1,035)	(771)
Other	1,486	1,255
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	154	(5,162)
Inventories	1,114	1,833
Prepaid expenses	706	914
Other current assets	2,009	446
Other assets and liabilities	(3,813)	(2,913)
Accounts payable	(1,879)	(2,009)
Income and other taxes	(3,831)	(1,181)
Accrued expenses	(144)	(2,166)
Unearned franchise and development fees	(248)	(368)
Net cash provided by operating activities	100,913	73,063

Investing activities
Purchase of property and equipment	(33,538)	(29,271)
Purchase of investments	(1,187)	(632)
Proceeds from sale or maturity of investments	335	927
Loans issued	(11,635)	(1,468)
Loan repayments	8,496	2,017
Acquisitions	(464)	(183)
Proceeds from divestitures of restaurants	830	2,145
Other	756	233
Net cash used in investing activities	(36,407)	(26,232)

Financing activities
Net repayments from line of credit facility	(24,500)	(10,500)
Net repayments from short-term debt - variable interest entities	(7,075)	(1,625)
Excess tax benefit related to exercise of non-qualified stock options	1,035	771
Proceeds from exercise of stock options	9,830	4,623
Acquisition of Company common stock	(28,477)	(37,697)
Noncontrolling interests, net of contributions and distributions	(84)	217
Other	734	82
Net cash used in financing activities	(48,537)	(44,129)

Effect of exchange rate changes on cash and cash equivalents	176	(592)
Change in cash and cash equivalents	16,145	2,110
Cash recorded from consolidation of VIEs	1,087	-
Cash and cash equivalents at beginning of year	10,987	8,877

Cash and cash equivalents at end of year	$28,219	$10,987

Note:
The cash flows at December 27, 2009 and December 28, 2008 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Restaurant Progression
Papa John's International, Inc.

	Fourth Quarter Ended December 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	590	23	2,212	633	3,458
Opened	-	3	21	40	64
Closed	(2)	-	(40)	(11)	(53)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	588	26	2,193	662	3,469

	Fourth Quarter Ended December 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	649	21	2,128	519	3,317
Opened	5	1	27	52	85
Closed	-	-	(17)	(5)	(22)
Acquired	-	1	62	-	63
Sold	(62)	-	-	(1)	(63)
End of Period	592	23	2,200	565	3,380

Restaurant Progression
Papa John's International, Inc.

	Year Ended December 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	5	4	79	128	216
Closed	(8)	(1)	(87)	(31)	(127)
Acquired	11	-	12	-	23
Sold	(12)	-	(11)	-	(23)
End of Period	588	26	2,193	662	3,469

	Year Ended December 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	14	10	98	145	267
Closed	(9)	(2)	(71)	(13)	(95)
Acquired	1	1	62	-	64
Sold	(62)	-	(1)	(1)	(64)
End of Period	592	23	2,200	565	3,380